UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2016 (January 7, 2016)

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American Capital, Ltd.

(Exact name of registrant as specified in its charter)
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DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2016, Mark Lindsey was appointed as Senior Vice President and Chief Accounting Officer of American Capital, Ltd. (“American Capital” or the “Company”), effective January 1, 2016. In connection with his promotion, Mr. Lindsey will now be the Company’s new principal accounting officer. Prior to January 1, 2016, John R. Erickson, President, Structured Finance and Chief Financial Officer of American Capital, served as the Company’s principal accounting officer. Mr. Erickson will remain as President, Structured Finance and Chief Financial Officer and Mr. Lindsey will continue to report to Mr. Erickson. Mr. Lindsey, 49, joined American Capital in June 2006. He was previously Senior Vice President and Controller of the Company.

There are no arrangements or understandings between Mr. Lindsey and any other person pursuant to which he was appointed as an officer, nor are there any family relationships between Mr. Lindsey and any other executive officer or director of the Company. Mr. Lindsey is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Prior to Mr. Lindsey’s promotion, the Company granted Mr. Lindsey an equity award under the Company’s shareholder approved Performance Incentive Plan equal to 15,000 shares of the Company’s common stock, which was funded with forfeited shares already held by the trust and did not require any contributions of cash or shares to the trust. The Company has agreed to pay Mr. Lindsey an annual base salary of $425,000 and a target bonus of 75% of his base salary, a portion of which is guaranteed for 2016 and 2017, subject to certain conditions. In addition, Mr. Lindsey is eligible to receive a minimum $100,000 in equity compensation per year, subject to board approval. The Company also agreed to provide Mr. Lindsey with severance in the amount of $600,000 plus his prorated and unpaid target bonus in the event of his involuntary termination without cause. Apart from the foregoing understandings, which are reflected in a letter between Mr. Lindsey and the Company, Mr. Lindsey does not have a written employment agreement and will remain as an at-will employee of the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.
Dated: January 12, 2016	By:	/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President, General Counsel and Secretary